SEPARATION AGREEMENT AND GENERAL RELEASE

1. This agreement ("Agreement") is made between Joshua Moser (the "Employee") and NANOSENSORS, INC. (the "Company") and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (the "Releasees, which term includes the Company").

2. Employee terminated from Company's employment effective October 31, 2008. The Company and the Employee desire to conclude the termination in an amicable way and outline conditions for which separation compensation may be paid.

3. Company agrees to pay Employee a total of $2,500.00, less applicable state and federal payroll deductions. This amount will be paid after this Agreement has been executed and delivered by all parties. Employee acknowledges that Employee is receiving the compensation outlined in this section in consideration for waiving Employee's right to claims referred to in this Agreement and that Employee would not otherwise be entitled to payment in the manner outlined herein.

4. The Employee acknowledges receipt of $12,500.00, representing all wages and vacation pay owed to him and, in exchange for the compensation set forth in paragraph 3, forever gives up, waives and releases any and all claims, charges, complaints, grievances or promises of any and every kind Employee may have up to the date of this Agreement against Releasees and related persons, including any and all claims for wages, overtime wages, PTO/vacation payments, wage and hour penalties, unreimbursed expenses, age discrimination, race or national origin discrimination, physical handicap and medical condition discrimination, breach of contract or wrongful termination from employment under California and federal laws, including but not limited to, the United States Civil Rights Act as amended, 42 U.S.C. Section 2000e *et seq.;* the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 *et seq.;* and the California Fair Employment and Housing Act, California Government Code Section 12900 *et seq.*

In accordance with Section 5.9 of the Employment Agreement, the conditions to the vesting of 15,812,903 outstanding stock options granted to the Employee under any of the Company's stock option plans, shall be deemed fully satisfied and all such incentive awards shall be immediately and fully vested as of the Termination Date. In addition, the terms of all outstanding stock options held by Employee as of the Termination Date shall be deemed amended to provide that the awards shall remain exercisable for a period of five years following the Termination Date.

5. The Employee agrees that by signing this Agreement and accepting the payment described in Section 3 above, Employee gives up any and all rights Employee may have to file a claim or complaint of any kind against Releasees or any related persons. Employee therefore specifically and freely waives any and all rights Employee may have under California Civil Code section 1542, which states:

> "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

6. The Employee agrees that this Agreement is private and that the Employee will not discuss the fact that it exists or its terms with anyone else except the Employee's advisor as described in section 8 below, the Employee's tax accountant, or as required by law. Employee shall cooperate fully with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal or regulatory proceedings in which Employee's assistance may be reasonably requested by the Company. Reasonable expenses arising from the cooperation will be advanced within the Company's guidelines. Consistent with the Company's Certificate of Incorporation and By-Laws, each as amended to date, the Company will hold harmless and indemnify Employee from and against any expenses (including attorneys' fees), fines, judgments and amounts paid in settlement arising from any claim, suit or other action against Employee by any third party, on account of any action or inaction by Employee taken or omitted to be taken by Employee on behalf of NanoSensors during the course of his employment, up to

their business, business reputation, personal reputation; provided that both the Employee and the Company will respond accurately and fully to any question, inquiry, or request for information when required by legal process.

8. The Employee has been advised of his right to consult an attorney before he signs this agreement. Employee is signing this Agreement voluntarily.

9. The Employee acknowledges that due to the position that he occupied and the responsibilities that he had at the Company, he received confidential information concerning the Company's products, procedures, customers, sales, prices, contracts, and the like. The Employee hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information that he has received while employed by the Company concerning its products and procedures, the identities of its customers, its sales, its prices, the terms of its contracts with third parties, and the like. The Employee specifically confirms that he will continue to comply with the terms of any Proprietary Information and Inventions Agreement or similar agreement that he has executed with the Company. The Employee agrees that his violation of the foregoing obligations to maintain the confidentiality of the Company's confidential information will constitute a material breach of this Agreement.

10. **Assistance:**

a. At the Company's cost, Employee will (i) promptly provide the Company with copies of all computer files relating to the Company possessed by him in such manner as the Company shall reasonably request, (ii) as quickly as practicable, provide the Company with a list of the Company's significant contracts and instruments (not to include any documents that appear in the EDGAR filing system) and (iii) deliver such contracts and instruments as the Company may reasonably specify.

b. Until the earlier of March 15, 2009 or the filing of the Company's Annual Report on Form 10-K for its 2007 fiscal year, the Employee shall provide the Company with four (4) hours of consulting services in each month without cost and with additional consulting services at the rate of one hundred and seventy five Dollars ($175.00) hour, provided that, without the consent of the Employee, he shall not be required to provide more than eight (8) hours of consulting services in any month. The Employee shall be reimbursed for all reasonable out-of-pocket costs in rendering such services. The Employee shall provide such services as a consultant and not as an employee.

11. The Employee and the Company agree that if any dispute arises concerning interpretation and/or enforcement of the terms of this Agreement, said dispute shall be resolved by binding arbitration conducted before a single arbitrator in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes then in effect ("AAA's National Rules"). In the event that such a dispute arises, counsel for both the Employee and the Company will attempt to jointly select an arbitrator. If unable to do so, the procedures outlined in the AAA's National Rules shall govern. Unless otherwise agreed to by Employee and Company, the arbitration shall take place in AAA's office closest to the Company's headquarters.

12. This Agreement sets forth the entire Agreement between the Employee and the Company. No one has promised the Employee anything that is different from what is set forth in. this Agreement. No other promises or agreements shall be binding upon the Employee or the Company with respect to the subject matter of this Agreement unless separately agreed to in writing.

13. This Agreement has been made in California and California law applies to it. If any part is found to be invalid, the remaining parts of the Agreement will remain in effect as if there were no invalid part.

Employee:	**NanoSensors, Inc.:**
[signature]	By: ____________________
Josh Moser Nov 9 2008	Name: Barry J. Miller
	Title: Interim CEO